Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:
James H. Weber
Senior Vice President,
Marketing and Investor Relations Officer
Tel: (440) 989-3005

LORAIN NATIONAL BANK TO ACQUIRE MORTGAGE ONE BANC
TO EXPAND MARKET PRESENCE IN CONSUMER MORTGAGE LENDING

LORAIN, OH—April 20, 2004 – Lorain National Bank, the banking subsidiary of LNB Bancorp, Inc. (NASDAQ: LNBB) and Mortgage One Banc today announced that the two companies have signed a non-binding letter of intent for Lorain National Bank to acquire for cash, Mortgage One Banc, a mortgage company headquartered in Lorain, Ohio. Mortgage One Banc operates through multiple delivery channels throughout the State of Ohio.

“We see this opportunity as a logical step for Lorain National Bank,” said James F. Kidd, president and chief executive officer of LNB Bancorp. “Lorain National Bank is positioning for growth, and the Mortgage One Banc acquisition demonstrates our commitment to improving our product offerings. We feel Mortgage One Banc will substantially improve our presence in the consumer mortgage area. Our focus is on doing what’s right for our customers — and for those who invest in LNB Bancorp. This is a great opportunity to establish a strong presence in the mortgage market.”

Mr. Kidd added, “Lorain National Bank is competitive and responsive to customer needs, and we are committed to providing superior products with superior service. Mortgage One Banc has been in the mortgage business for more than eight years, offering superior mortgage products, customer oriented service through an aggressive sales culture. Most notably, Mortgage One’s focus on the total customer relationship aligns well with our approach, and we expect that this acquisition will enhance current and prospective customer relationships.”

Randy Bevins, Mortgage One Banc’s president, commented, “We are pleased to be joining forces with Lorain National Bank. We are proud to be joining with a company that shares our strong commitment to customers, employees and the community.”

The transaction is subject to the satisfactory negotiation of a definitive purchase agreement, and is subject to regulatory approvals. The transaction is expected to close in the third quarter of 2004.

About LNB Bancorp, Inc.

LNB Bancorp, Inc., is a $752 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc. and a 49-percent owned subsidiary, Charleston Title Agency, LLC. North Coast Community Development Corporation, a wholly owned subsidiary of The Lorain National Bank, is a community development entity (CDE) formed and approved in 2002, that provides qualified businesses with debt financing including commercial mortgage, construction, and commercial equipment loans aimed at stimulating economic growth and job creation in low- and moderate-income census tracts in Lorain, County, Ohio. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations that are covered under the “safe-harbor” provisions of the Securities Litigation Reform Act of 1995. Certain forward-looking statements, which involve inherent risks and uncertainties, are described in LNB Bancorp’s filings with the Securities and Exchange Commission. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations.

####